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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form F-1 of our report dated November 15, 2000 relating to our examination of the Equity Composite performance presentation of W.P. Stewart & Co., Ltd. for the investment periods January 1, 1989 through September 30, 2000, which appears in such Registration Statement. We also consent to the references to us under the headings "Business -- Historical Performance Record -- Examination of Performance Record" and "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
November 21, 2000